EXHIBIT 21.5

List of Subsidiaries and Affiliates

of

The Boston Beer Company, Inc.

as of

December 28, 2013

Boston Beer Corporation

(a Massachusetts corporation)

Boston Beer Corporation Canada Inc.

(a Canadian business corporation)

Boston Brewing Company, Inc.

(a Massachusetts corporation)

Freetown Acquisition Company, LLC

(a Massachusetts limited liability company)

SABC Realty, Ltd.

(an Ohio limited liability company)

Samuel Adams Brewery Company, Ltd.

(an Ohio limited liability company)

Providence Street Associates, LLC

(an Ohio limited liability company)

Samuel Adams Pennsylvania Brewery Company

(a Pennsylvania limited liability company)

A&S Brewing Collaborative LLC

(a Delaware limited liability company)

Angry Orchard Cider Company, LLC

(a Delaware limited liability company)

TM on Hold LLC

(a Delaware limited liability company)

American Craft Brewery LLC

(a Massachusetts limited liability company)